EXHIBIT 10

THIRD LEASE AMENDMENT

THIS THIRD LEASE AMENDMENT (the "Amendment") is executed this 19th day of June, 2007, by and between DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership ("Landlord"), and INTERACTIVE INTELLIGENCE, INC., an Indiana corporation ("Tenant").

W I T N E S S E T H:

WHEREAS, Landlord (f/k/a Duke-Weeks Realty Limited Partnership) and Tenant entered into a certain lease dated April 1, 2001, as amended by instruments dated September 19, 2001 and December 13, 2002 (collectively, the "Lease"), whereby Tenant leases from Landlord certain premises consisting of approximately 120,000 rentable square feet of space (the "Original Premises") located in an office building commonly known as Woodland Corporate Park V, 7601 Interactive Way, Indianapolis, Indiana 46278; and

WHEREAS, Landlord and Tenant desire to expand the Original Premises by approximately 79,385 rentable square feet (the "Additional Space") in an approximately 153,686 square foot office building to be constructed commonly known as Woodland Corporate Park VI. Collectively, the Original Premises and Additional Space shall hereinafter be referred to as the "Leased Premises"; and

WHEREAS, Landlord and Tenant desire to amend certain provisions of the Lease to reflect such expansion and any other changes to the Lease;

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants herein contained and each act performed hereunder by the parties, Landlord and Tenant hereby enter into this Amendment.

1. Incorporation of Recitals. The above recitals are hereby incorporated into this Amendment as if fully set forth herein.

2. Amendment of Article 1. Lease of Premises.

(a) Commencing on (i) March 1, 2008; (ii) such later date upon which the First Takedown Space Tenant Improvements described in Exhibit B-5 hereof are Substantially Completed (as defined in Exhibit B-5), provided, however, that such date shall not be extended as a result of any Tenant Delay (as defined in Exhibit B-5) and Substantial Completion shall be deemed to have occurred upon the date that it would have occurred but for such Tenant Delay; or (iii) upon such earlier date as Tenant begins conduct of its business in any part of the first takedown space (as hereinafter defined) (the "First Takedown Space Commencement Date"), Section 1.01 of Article 1 of the Lease is hereby amended by substituting Third Amended Exhibit A, attached hereto and incorporated herein by reference, on which the Original Premises are striped, the first takedown space containing approximately 39,693 rentable square feet (the "First Takedown Space"), the second takedown space containing approximately 19,846 rentable square feet (the "Second Takedown Space"), and the third takedown space containing approximately 19,846 rentable square feet (the "Third Takedown Space") are cross-hatched and labeled, in lieu of Second Amended Exhibit A attached to the Lease. Subject to the availability of such space and a day-for-day extension for Tenant Delay and events of Force Majeure, in the event that the First Takedown Space is not substantially complete by March 1, 2008 or each remaining portion of the Additional Space is not substantially complete within sixty (60) days of its respective commencement date specified in Section (2)(b)(B) hereof, Landlord shall use commercially reasonable efforts to provide comparable temporary space as near as possible to Woodland Corporate Park V at no cost to Tenant until the appropriate Additional Space is substantially complete. The term "availability" as used above means vacant office space owned by Landlord which has not been leased to another tenant or for which a letter of intent to lease has not been entered into with a potential tenant.

(b) Commencing on the First Takedown Space Commencement Date, Section 1.01, Subsections A, B, C, D, E, F, H, I and N of the Lease are hereby deleted in their entirety and the following is substituted in lieu thereof:

A. Leased Premises (depicted on Third Amended Exhibit A attached hereto): Building Addresses: Woodland Corporate Park V ("Woodland V"), 7601 Interactive Way, Indianapolis, Indiana 46278 and Woodland Corporate Park VI ("Woodland VI"), 7635 Interactive Way, Suites 300 and 400, Indianapolis, Indiana 46278 (the buildings known as Woodland V and Woodland VI shall hereinafter be collectively referred to as the "Building", unless otherwise specifically provided in this Amendment). Woodland V is located on the land identified as the "Woodland V Land" on Second Amended Exhibit A-1 and Woodland VI is located on the land identified as the "Woodland VI Land" on Second Amended Exhibit A-1. Unless otherwise specified herein, the term "Land" as used herein shall refer to the Woodland V Land and the Woodland VI Land collectively.

B. Rentable Area: approximately 120,000 rentable square feet in Woodland V; commencing on the First Takedown Space Commencement Date, an additional approximately 39,693 rentable square feet in Woodland VI; commencing September 1, 2008, an additional approximately 19,846 rentable square feet in Woodland VI; and commencing March 1, 2009, an additional approximately 19,846 rentable square feet in Woodland VI for a total of approximately 79,385 rentable square feet in Woodland VI.

For purposes of this Lease, the Building Owners and Managers Association International ("BOMA") Standard Method for Measuring Floor Area In Office Buildings American National Standard ANSI-Z65.1-1996 approved June 7, 1996 by American National Standards Institute, Inc. ("BOMA Standards") shall be utilized to determine the useable area of the Additional Space and the usable area of the Woodland VI. The Rentable Area shall include the area within the Additional Space plus a pro rata portion of the area covered by the common areas within Woodland VI, as reasonably determined by Landlord prior to Tenant's occupancy of the appropriate Additional Space. Landlord's determination of Rentable Area in the manner provided shall be deemed correct for all purposes hereunder; provided, however, Tenant or Landlord shall have the right, at any time prior to the earlier of (i) the commencement date for the applicable Additional Space, or (ii) within fifteen (15) days after the construction of Woodland VI has progressed to the stage necessary for Tenant to be able to measure all of the Additional Space in accordance with BOMA Standards and Landlord has notified Tenant in writing of the same, to have the applicable Additional Space (in the case of (i) above) or the entire Additional Space (in the case of (ii) above) and Woodland VI measured by Tenant's architect or, if such measurement is requested by Landlord, by Landlord's architect (which measurement Tenant's architect or Landlord's architect, as applicable, shall certify has been made in accordance with BOMA Standards) and, in the event of a disparity with the rentable square footage originally estimated in the first sentence of this Section 1.01B (the "Originally Estimated Area"), either (a) Landlord and Tenant shall mutually agree on the Rentable Area of the applicable Additional Space (in the case of (i) above) or entire Additional Space (in the case of ii above) and the rentable area of the Woodland VI, or (b) Landlord and Tenant shall agree to have the applicable Additional Space (in the case of (i) above) or the entire Additional Space (in the case of (ii) above) and Woodland VI measured by an independent architect (in accordance with BOMA standards) mutually agreed upon by Landlord and Tenant, in which event Landlord and Tenant agree to abide by such certified remeasurement. If the rentable square footage of the applicable Additional Space (in the case of (i) above) or entire Additional Space (in the case of (ii) above) or Woodland VI, as measured by said independent architect, is one thousand (1,000) feet or more smaller than the Originally Estimated Area, then the costs of said independent architect shall be borne by Landlord, otherwise said costs shall be borne by Tenant. Upon determination of the actual Rentable Area of the applicable Additional Space (in the case of (i) above) or the entire Applicable Space (in the case of (ii) above) and rentable area of Woodland VI, the Minimum Annual Rent and all other rents payable by Tenant hereunder shall be adjusted to reflect the actual square footage.

C. Building Expense Percentage:
Woodland V - 100%;
Woodland VI - commencing on the First Takedown Space Commencement Date - 25.82%;
Commencing on September 1, 2008 - 38.74%;
Commencing on March 1, 2009 - 51.65%.

D. Minimum Annual Rent:
Original Premises:
April 1, 2003 - March 31, 2008	$2,016,000.00 per year
April 1, 2008 - March 31, 2013	2,292,000.00 per year
April 1, 2013 - March 31, 2018	2,712,000.00 per year

Additional Space:
*Months 1 - 3	$46,936.98 (3 months	)
Months 4 - August 31, 2008	196,281.90 (3 months	)
September 1, 2008 - February 28, 2009	588,840.72 (6 months	)
March 1, 2009 - February 28, 2013	1,570,235.28 per year
March 1, 2013 - May 31, 2013	392,558.82 (3 months	)
June 1, 2013 - May 31, 2017	1,824,267.36 per year
June 1, 2017 - March 31, 2018	1,520,222.80 (10 months	)

E. Monthly Rental Installments:
Original Premises:
April 1, 2003 - March 31, 2008	$168,000.00 per month
April 1, 2008 - March 31, 2013	191,000.00 per month
April 1, 2013 - March 31, 2018	226,000.00 per month

Additional Space:
*Months 1 - 3	$15,645.66 per month
Month 4 - August 31, 2008	65,427.30 per month
September 1, 2008 - February 28, 2009	98,140.12 per month
March 1, 2009 - February 28, 2013	130,852.94 per month
March 1, 2013 - May 31, 2013	130,852.94 per month
June 1, 2013 - May 31, 2017	152,022.28 per month
June 1, 2017 - March 31, 2018	152,022.28 per month

*Although Tenant is not required to pay Minimum Annual Rent during months 1-3 of the Lease Term, Tenant shall be required to pay Additional Rent during such three (3) month period in the amount of $4.73 per rentable square foot.

F. Lease Term: through March 31, 2018;

G. Security Deposit: None;

H. Brokers: Duke Realty Services, LLC representing Landlord and Meridian Real Estate Services representing Tenant;

I. Landlord's Share of Operating Expenses:

Woodland V - $3.75 per rentable square foot of the Original Premises;
Woodland VI - $4.73 per rentable square foot of the Additional Space.

3. Amendment of Section 2.02. Construction of Tenant Improvements. Section 2.02 of the Lease is hereby deleted in its entirety and the following is substituted in lieu thereof:

"Landlord shall construct the Building Shell for Woodland VI and construct and install all leasehold improvements to the Additional Space in accordance with Exhibit B-5 attached hereto and made a part hereof."

4. Amendment of Section 2.03. Tenant's Acceptance of the Leased Premises. Section 2.03 of the Lease is hereby amended to clarify and provide that the terms thereof shall apply only to the Original Premises.

5. Amendment of Section 3.02.A. "Annual Rent Adjustment". Section 3.02.A. of the Lease is hereby deleted in its entirety and the following is substituted in lieu thereof:

"A. "Annual Rental Adjustment" - shall mean the amount of Tenant's Proportionate Share of Operating Expenses for a particular calendar year."

6. Amendment of Section 3.02.B. "Operating Expenses". Section 3.02.B. of the Lease is hereby amended to provide that, notwithstanding anything to the contrary set forth in such Section, Operating Expenses shall (i) exclude Real Estate Taxes with respect to Woodland V (as such taxes are to be paid directly to the taxing authority by Tenant pursuant to Section 3.03 hereof), and (ii) include Real Estate Taxes with respect to Woodland VI.

7. Amendment of Section 3.02C. Tenant's Proportionate Share of Operating Expenses. Section 3.02C of the Lease is hereby deleted in its entirety and the following is substituted in lieu thereof:

"Tenant's Proportionate Share of Operating Expenses" - shall be (a) an amount equal to the remainder of (i) the product of Tenant's Building Expense Percentage for Woodland V times the Operating Expenses for Woodland V less (ii) Landlord's Share of Operating Expenses for Woodland V, provided that such amount shall not be less than zero, plus (b) an amount equal to the remainder of (i) the product of Tenant's Building Expense Percentage for Woodland VI times the Operating Expenses for Woodland VI less (ii) Landlord's Share of Operating Expenses for Woodland VI, provided that such amount shall not be less than zero."

8. Amendment of Section 3.02.D. Real Estate Taxes. The second paragraph of Section 3.02.D of the Lease is hereby amended by deleting the word "Building" throughout and substituting "Woodland V" in lieu thereof.

9. Amendment of Section 3.02.E. "Common Areas". Section 3.02.E. of the Lease is hereby amended to provide that the last two sentences of such Section shall apply only to Woodland V, except during such times, if any, that Tenant or a Permitted Transferee leases one hundred percent (100%) of Woodland VI, in which event such sentences shall also apply to Woodland VI during such times.

10. Amendment of Section 3.03. "Payment of Additional Rent". Section 3.03 of the Lease is hereby amended to provide that, notwithstanding anything to the contrary in such Section, Real Estate Taxes shall be (i) excluded from Additional Rent with respect to Woodland V, and (ii) included as part of Additional Rent with respect to Woodland VI. Such Section is further amended to clarify that Tenant shall only pay Real Estate Taxes directly to the taxing authority with respect to Real Estate Taxes applicable to Woodland V, and Real Estate Taxes applicable to Woodland VI shall be paid to the taxing authority by Landlord. Any audit by Tenant under Section 3.03 may include an audit of Real Estate Taxes respecting Woodland VI.

11. Amendment of Section 5.01. Use. Section 5.01 of the Lease is hereby amended to clarify and provide that the second and third sentences thereof shall apply only to the Woodland V Land and Woodland V portion of the Leased Premises and not to the Woodland VI Land or Woodland VI portion of the Leased Premises.

12. Amendment of Section 8.01. Casualty. Section 8.01 is hereby amended by deleting the period "." from the end of the paragraph and adding the following:
"or other tenant improvements provided for with respect to the Original Premises or the Additional Space, as applicable. Notwithstanding anything to the contrary herein, in the event that only one of the Buildings suffers a casualty which Landlord estimates will take longer than one hundred eighty (180) days to repair or rebuild (a "Major Casualty"), Tenant may only exercise the termination rights provided in this Section 8.01 with respect to the individual building (Woodland V or Woodland VI) which suffered the Major Casualty, and the Lease shall continue with respect to the other building."

13. Amendment of Section 9.02. Tenant's Insurance. Section 9.02 of the Lease is hereby amended as follows:

(a) Subparagraph (b) of Section 9.02 of the Lease is hereby deleted in its entirety and the following shall be substituted in lieu thereof:

"(b) Commercial General Liability Insurance (which insurance shall not exclude blanket contractual liability, broad form property damage, personal injury, or fire damage coverage) covering the Leased Premises and Tenant's use thereof against claims for bodily injury or death and property damage, which insurance shall provide coverage on an occurrence basis with a per occurrence limit of not less than $10,000,000 for each policy year, which limits may be satisfied by any combination of primary and excess or umbrella per occurrence policies."

(b) The last paragraph of Section 9.02 of the Lease is hereby deleted in its entirety and the following shall be substituted in lieu thereof:

"All insurance required by Tenant hereunder shall (i) be issued by one or more insurance companies reasonably acceptable to Landlord, licensed to do business in the State in which the Leased Premises is located and having an AM Best's rating of A IX or better, and (ii) provide that said insurance shall not be materially changed, canceled or permitted to lapse on less than thirty (30) days' prior written notice to Landlord, unless the reason for cancellation is non-payment of the insurance premium by Tenant, in which case the insurer may not cancel such insurance on less than ten (10) days prior written notice to Landlord. In addition, Tenant's insurance shall protect Tenant and Landlord as their interests may appear, naming Landlord, Landlord's managing agent, and any mortgagee requested by Landlord, as additional insureds under its commercial general liability policies. On or before the First Takedown Space Commencement Date, and thereafter, within thirty (30) days prior to the expiration of each such policy, Tenant shall furnish Landlord with certificates of insurance in the form of ACORD 25 or ACORD 25-S (or other evidence of insurance reasonably acceptable to Landlord), evidencing all required coverages, together with a copy of the endorsements to Tenant's commercial general liability policies evidencing primary and non-contributory coverage afforded to the appropriate additional insureds. Upon Tenant's receipt of a request from Landlord, Tenant shall provide Landlord with copies of all insurance policies, including all endorsements, evidencing the coverages required hereunder. If Tenant fails to carry such insurance and furnish Landlord with such certificates of insurance or copies of insurance policies (if applicable), Landlord may obtain such insurance on Tenant's behalf and Tenant shall reimburse Landlord upon demand for the cost thereof as Additional Rent. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts or different types of insurance if it becomes customary for other landlords of similar buildings in the area to require similar sized tenants in similar industries to carry insurance of such higher minimum amounts or of such different types."

14. Amendment of Section 16.11. Signage. Section 16.11 of the Lease is hereby amended as follows:

(a) Subparagraphs A and B of Section 16.11 of the Lease are hereby amended to provide that the same apply only the Woodland V.

(b) Section 16.11 of the Lease is further amended by adding new Subparagraph C as follows:

"C. Woodland VI Exterior Signage. Provided that (i) Tenant complies with all zoning and other municipal and county regulations, (ii) Tenant and/or a Permitted Transferee does not reduce, sublease (except to a Permitted Transferee), or assign (except to a Permitted Transferee) the Additional Space or any portion thereof, and (iii) there is no uncured Default by Tenant hereunder, Tenant may, at its own cost and expense, erect two (2) signs ("Woodland VI Signs") identifying its business on Woodland VI. The location, style and size of the Woodland VI Signs shall be consistent with Landlord's park signage guidelines (a copy of which are attached hereto as Exhibit E) and otherwise subject to Landlord's prior written approval, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the forgoing, (a) if Tenant fails to comply with item (ii) above but Tenant or a Permitted Transferee still leases and occupies at least fifty percent (50%) of Woodland VI, Tenant may maintain the Woodland VI Signs that have already been attached to the Building (but may not attach any additional signs to the Building), and (b) if Tenant fails to comply with item (ii) above but Tenant or a Permitted Transferee still leases and occupies at least twenty-five percent (25%) of Woodland VI, Tenant may maintain only one of the Woodland VI Signs and Tenant shall remove the Woodland VI Sign of its choice if Tenant has previously attached more that one sign to Woodland VI and repair all damage caused to Woodland VI thereby. Tenant agrees to maintain such Woodland VI Signs in first-class condition and in compliance with all zoning and building codes throughout the Lease Term. Upon expiration or early termination of the Lease Term with respect to the Additional Space, Tenant shall remove the Woodland VI Signs and repair all damage to Woodland VI caused thereby, returning Woodland VI to the condition existing prior to the installation of the Woodland VI Signs. Landlord does not warrant the continuing availability of such Woodland VI Signs to Tenant; however, Landlord agrees not to take any action which would negate Tenant's ability to maintain such Signs and to provide reasonable cooperation to Tenant in connection with any application required by Governmental Laws. Any language in the Lease notwithstanding, Tenant shall indemnify and hold harmless Landlord from any and all liability for any loss of or damage or injury to any person (including death resulting therefrom) or property connected with or arising from the Woodland VI Signs or the rights granted Tenant herein. The obligations of Tenant herein shall survive the expiration or earlier termination of this Lease."
(c) Section 16.11 of the Lease is further amended by adding new Subparagraph D as follows:

"D. Woodland VI Signage (General). Landlord, at its cost and expense, shall provide Tenant with standard signage on the main Woodland VI directory and at the entrance to the Leased Premises located in Woodland VI. Any changes requested by Tenant to the initial directory or suite signage shall be made at Tenant's sole cost and expense and shall be subject to Landlord's approval. Landlord may install such other signs, advertisements, notices or tenant identification information on the Woodland VI directory, tenant access doors or other areas of Woodland VI, as it shall deem necessary or proper. Tenant shall not place any exterior signs on the portion of the Leased Premises located in Woodland VI or interior signs visible from the exterior thereof without the prior written consent of Landlord. Notwithstanding any other provision of this Lease to the contrary, Landlord may immediately remove any sign(s) placed by Tenant in violation of this Section 16.11D."
(d) Section 16.11 of the Lease is further amended by adding new Subparagraph E as follows:

"E. Renaming of Portion of Innovation Blvd.; Monument Signage. At such time as Tenant or its Permitted Transferee commences the payment of rent on all of the Leased Premises and provided that Tenant or its Permitted Transferee continues to lease and occupy all of the Leased Premises and Woodland V, (i) upon Tenant's written request, Landlord shall use commercially reasonable efforts to cause the applicable governmental authority to rename that portion of Innovation Boulevard cross hatched on Exhibit F attached hereto, to "Interactive Way", and (ii) provided that such signage is permitted by the Government Laws, Landlord agrees to provide at its sole expense, a monument sign (as more particularly described on said Exhibit F) with the words "Interactive Intelligence Campus at Woodland Corporate Park" (or such other wording to similar effect as shall be mutually agreed upon by Landlord and Tenant) in one of the locations depicted on said Exhibit F."

15. Amendment of Section 16.13. Parking. Section 16.13 of the Lease is hereby amended to provide that the same applies only to the Woodland V Land and to Woodland V. Section 16.13 is further amendment to provide that Landlord will use commercially reasonable efforts to protect Tenants exclusive parking rights in the Woodland V surface parking lot, as identified on Second Amended Exhibit A-1 attached hereto, including, to the extent necessary, placing signage indicating that such parking area is for the exclusive use of the tenants of Building V and notifying known violators in writing.

Section 16.13 of the Lease is hereby further amended by adding the following new paragraph:

"The following shall apply to parking on the Woodland VI Land. Tenant shall be entitled to the non-exclusive use, at no cost to Tenant, of a pro-rata portion of the total number of parking spaces designated for Woodland VI by Landlord based on Tenant's Building Expense Percentage from time to time. The parking spaces designated for Woodland VI by Landlord are depicted on Second Amended Exhibit A-1, attached hereto. Landlord shall maintain a parking ratio for Woodland VI of four (4) parking spaces per 1000 rentable square feet of rentable space in Woodland VI. Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of the parking facilities. Landlord reserves the right in its absolute discretion to determine whether parking facilities are becoming crowded and, in such event, to allocate parking spaces between Tenant and other tenants. There will be no assigned parking unless Landlord, in its sole discretion, deems such assigned parking advisable. No vehicle may be repaired or serviced in the parking area and any vehicle brought into the parking area by Tenant, or any of Tenant's employees, contractors or invitees, and deemed abandoned by Landlord will be towed and all costs thereof shall be borne by the Tenant. All driveways, ingress and egress, and all parking spaces are for the joint use of all tenants. There shall be no parking permitted on any of the streets or roadways located within the park. In addition, Tenant agrees that its employees will not park in the spaces designated visitor parking."

16. Amendment of Section 16.14. Relocation and Discretionary Allowances. Section 16.14 of the Lease is hereby deleted in its entirety and the following is substituted in lieu thereof:

"Discretionary Allowance. For and in consideration of Tenant leasing the Additional Space and provided there is no uncured Default by Tenant hereunder, Landlord shall pay to Tenant a discretionary allowance in an amount equal to Four Hundred Fifty Thousand Dollars ($450,000.00) (the "Discretionary Allowance") for Tenant's use towards costs associated with Tenant's Leased Premises in either Woodland V or Woodland VI, including, but not limited to, moving costs, wiring and cabling, space planning, design, furniture, fixtures and equipment. Landlord hereby agrees to pay the Discretionary Allowance to Tenant as follows: (i) Two Hundred Twenty-five Thousand Dollars ($225,000.00) on or before the First Takedown Space Commencement Date; (ii) One Hundred Twelve Thousand Five Hundred Dollars ($112,500.00) on or before September 1, 2008; and (iii) One Hundred Twelve Thousand Five Hundred Dollars ($112,500.00) on or before March 1, 2009."

    17. Amendment of Section 16.15. Right of First Offer to Purchase the Building. Section 16.15 of the Lease is hereby amended by deleting "(and any extension thereto pursuant to the exercise of Tenant's expansion rights under Section 16.16, 16.17, 16.18 and/or 16.20)," in the first (1st) and second (2nd) lines. Section 16.15 of the Lease is hereby further amended by deleting the second (2nd) paragraph in its entirety. Section 16.15 of the Lease is hereby further amended by deleting the word "Building" throughout and substituting "Woodland V" in lieu thereof. Section 16.15 of the Lease is hereby further amended by adding the following:

"Upon Tenant's occupancy of seventy-five percent (75%) of Woodland VI, Landlord and Tenant hereby acknowledge and agree that Tenant shall have a right of first offer to purchase Woodland VI upon the same terms and conditions as Tenant's right of first offer to purchase Woodland V."

18. Amendment of Section 16.16. Phase I Building Expansion Option. Section 16.16 of the Lease is hereby deleted in its entirety and shall be of no further force or effect.

19. Amendment of Section 16.17. Phase II Building Expansion Option. Section 16.17 of the Lease is hereby deleted in its entirety and shall be of no further force or effect.

20. Amendment of Section 16.18. Phase III Building Expansion Option. Section 16.18 of the Lease is hereby deleted in its entirety and shall be of no further force or effect.

21. Amendment of Section 16.19. Option to Extend. Section 16.19 of the Lease is hereby amended to provide that Landlord and Tenant hereby acknowledge and agree that Tenant's option to extend under Section 16.19 shall pertain to all of the Leased Premises, as defined by the Lease as amended by this Amendment. Notwithstanding the forgoing, (i) Landlord and Tenant agree that the Rent Adjustment with respect to Woodland V and Woodland VI shall be determined independently of one another, such that the rental amount for each of such Buildings may be different, and (ii) as a condition to exercising its option to extend under Section 16.19, Tenant shall, in addition to the requirements set forth in the first sentence of Section 16.19, have been continuously operating (once having taken possession of the applicable portion of the Additional Space as provided in Section 2(b)B hereof) in the entire Additional Space.

22. Amendment of Section 16.21. Name Change of Park. Section 16.21 of the Lease is hereby deleted in its entirety and shall be of no further force or effect.

23. Amendment of Section 16.22. Infrastructure Improvements. Section 16.22 of the Lease is hereby deleted in its entirety and shall be of no further force or effect.

24. Amendment of Section 16.23. Early Occupancy. Section 16.23 of the Lease is hereby deleted in its entirety and shall be of no further force or effect.

25. Amendment of Article 16. Miscellaneous. Article 16 of the Lease is hereby amended by adding the following additional sections:

"Section 16.24. Right of First Offer (Woodland Corporate Park Building I).
(a) Provided that (i) no Default has occurred which remains uncured, (ii) the creditworthiness of Tenant is then reasonably acceptable to Landlord, and (iii) Tenant originally named herein or its Permitted Transferee remains in possession of seventy-five percent (75%) or more of the Leased Premises, and subject to any rights of other tenants to the Offer Space (as defined herein) and Landlord's right to renew or extend the lease term of any other tenant with respect to the portion of the Offer Space now or hereafter leased by such other tenant, Landlord shall, before entering into a lease with a third party for space containing 10,000 square feet or more located in Woodland Corporate Park Building I ("Woodland I") (the particular space referred to in Landlord's Notice (as defined below) being hereinafter referred to as the "Offer Space"), notify Tenant in writing of the availability of the Offer Space for leasing and setting forth the terms and conditions upon which Landlord is willing to lease the Offer Space to Tenant ("Landlord's Notice"). Tenant shall have seven (7) business days from its receipt of Landlord's Notice to deliver to Landlord a written notice agreeing to lease the Offer Space on the terms and conditions contained in Landlord's Notice ("Tenant's Acceptance"). In the event Tenant fails to deliver Tenant's Acceptance to Landlord within said seven (7) business day period, such failure shall be conclusively deemed a rejection of the Offer Space and a waiver by Tenant of this right of first offer with respect to the Offer Space, whereupon Tenant shall have no further rights with respect to the Offer Space and Landlord shall be free to lease the Offer Space to a third party.

(b) The term for the Offer Space shall be coterminous with the term for the then existing Leased Premises (the "Existing Premises"); provided, however, that the minimum term for the Offer Space shall be five (5) years and the term for the then Existing Premises shall be extended, if necessary, to be coterminous with the term for the Offer Space. If the Lease Term for the Existing Premises is extended as provided above, the Minimum Annual Rent for such extension term shall be an amount equal to the Minimum Annual Rent then being quoted by Landlord to prospective renewing tenants of the Building for space of comparable size and quality and with similar or equivalent improvements as are found in the Building, and if none, then in similar buildings in the Park; provided, however, that in no event shall the Minimum Annual Rent during such extension term be less than the highest Minimum Annual Rent payable during the immediately preceding term.

(c) If Tenant properly exercises its right of first offer, Landlord and Tenant shall enter into an amendment to this Lease adding the Offer Space to the Leased Premises upon the terms and conditions set forth herein and making such other modifications to this Lease as are appropriate under the circumstances. Landlord and Tenant shall work diligently and in good faith to enter into such amendment as promptly as reasonably possible.

(d) Notwithstanding anything to the contrary in this Section 16.24, if Tenant properly exercises its right of first offer hereunder during the first five years of the Lease Term for the Additional Space, (i) the rental rates applicable to the applicable Offer Space will be the rental rates then in effect for the Additional Space (and such rates shall escalate at the same time as the rental escalations for the Additional Space), and (ii) Tenant shall receive the same tenant improvement allowance ($24.00 per rentable square foot) for the applicable Offer Space as was provided for the Additional Space, except that such allowance shall be prorated based on the remaining lease term.

Section 16.25. Right of First Offer (Woodland VI).

(a) Provided that (i) no Default has occurred which remains uncured, (ii) the creditworthiness of Tenant is then reasonably acceptable to Landlord, and (iii) Tenant originally named herein or its Permitted Transferee remains in possession of seventy-five percent (75%) or more of the Leased Premises, and subject to any rights of other tenants to the Offer Space (as defined herein) and Landlord's right to renew or extend the lease term of any other tenant with respect to the portion of the Offer Space now or hereafter leased by such other tenant, Landlord shall, before entering into a lease with a third party for space located in Woodland VI (the particular space referred to in Landlord's Notice (as defined below) being hereinafter referred to as the "Offer Space"), notify Tenant in writing of the availability of the Offer Space for leasing and setting forth the terms and conditions upon which Landlord is willing to lease the Offer Space to Tenant ("Landlord's Notice"). Tenant shall have seven (7) business days from its receipt of Landlord's Notice to deliver to Landlord a written notice agreeing to lease the Offer Space on the terms and conditions contained in Landlord's Notice ("Tenant's Acceptance"). In the event Tenant fails to deliver Tenant's Acceptance to Landlord within said seven (7) business day period, such failure shall be conclusively deemed a rejection of the Offer Space and a waiver by Tenant of this right of first offer with respect to the Offer Space, whereupon Tenant shall have no further rights with respect to the Offer Space and Landlord shall be free to lease the Offer Space to a third party.

(b) The term for the Offer Space shall be coterminous with the term for the then existing Leased Premises (the "Existing Premises"); provided, however, that the minimum term for the Offer Space shall be five (5) years and the term for the Existing Premises shall be extended, if necessary, to be coterminous with the term for the Offer Space. If the Lease Term for the Existing Premises is extended as provided above, the Minimum Annual Rent for such extension term shall be an amount equal to the Minimum Annual Rent then being quoted by Landlord to prospective renewing tenants of the Building for space of comparable size and quality and with similar or equivalent improvements as are found in the Building, and if none, then in similar buildings in the Park; provided, however, that in no event shall the Minimum Annual Rent during such extension term be less than the highest Minimum Annual Rent payable during the immediately preceding term.

(c) If Tenant properly exercises its right of first offer, Landlord and Tenant shall enter into an amendment to this Lease adding the Offer Space to the Leased Premises upon the terms and conditions set forth herein and making such other modifications to this Lease as are appropriate under the circumstances. Landlord and Tenant shall work diligently and in good faith to enter into such amendment as promptly as reasonably possible.

(d) Notwithstanding anything to the contrary in this Section 16.25, if Tenant properly exercises its right of first offer hereunder during the first five years of the Lease Term for the Additional Space, (i) the rental rates applicable to the applicable Offer Space will be the rental rates then in effect for the Additional Space (and such rates shall escalate at the same time as the rental escalations for the Additional Space), and (ii) Tenant shall receive the same tenant improvement allowance ($24.00 per rentable square foot) for the applicable Offer Space as was provided for the Additional Space, except that such allowance shall be prorated based on the remaining lease term.

Section 16. 26. Tax Abatement (Woodland VI).

(a) Landlord and Tenant acknowledge that, as of the date of this Amendment, Tenant has obtained tax abatement on Woodland VI (the "Tax Abatement"). Landlord agrees that Tenant shall receive the benefit of any Tax Abatement obtained by Tenant on Woodland VI in accordance with the terms which follow below. During the term of the Lease, within thirty (30) days after Landlord pays each installment of Real Estate Taxes respecting Woodland VI, Landlord shall pay to tenant a pro-rata portion of any Real Estate Taxes that were abated with respect to the applicable installment based on the percentage of rentable square footage of Woodland VI that is not, as of date Landlord pays such installment, leased by Tenant or an affiliate thereof. The following provides a sample calculation of Tenant's Real Estate Tax liability respecting Woodland VI for the fourth calendar year of the Lease Term (for purposes of this example, the selection of the fourth calendar year is arbitrary) based on the following assumptions: (i) Tenant leases approximately 75,000 square feet, a third party tenant leases approximately 25,000 square feet, and the remaining approximately 50,000 square feet of Woodland VI is not leased by any tenant, (ii) the first installment and second installment of Real Estate Taxes for Woodland VI for said fourth calendar year of the Lease Term are paid by Landlord to the taxing authority on May 10 and November 10 of such year, respectively, in the amount of $40,000.00 per installment, and (iii) $60,000.00 of Real Estate Taxes are abated for each such installment (i.e., if not for the Tax Abatement, $100,000.00 of Real Estate Taxes would have been payable by Landlord to the taxing authority for each installment of Real Estate Taxes in said fourth year of the Lease Term). Based on the forgoing, Landlord would pay to Tenant $30,000.00 on or before June 9 and $30,000.00 on or before December 10 in said fourth year of the Lease Term, as consideration for the tax savings to Landlord as a result of the Tax Abatement. In the above example, Tenant would be responsible for $20,000.00 of each of said installments based on its Building Expense Percentage of fifty percent (50%) for Woodland VI, and any overpayment or underpayment by Tenant of its $40,000 obligation for Real Estate Taxes for said fourth calendar year of the Lease Term would be considered in calculating the Annual Rental Adjustment following the end of said fourth calendar year of the Lease Term. Notwithstanding the forgoing, Tenant hereby agrees and acknowledges that Tenant shall be responsible for Tenant’s pro-rata share of all Real Estate Taxes respecting Woodland VI payable during the Lease Term based on Tenant's Building Expense Percentage for Woodland VI. Tenant agrees to indemnify, defend and hold harmless Landlord from and against any and all losses, claims or damages (including without limitation, any abated Real Estate Taxes respecting Woodland VI which Landlord may be required to reimburse to the taxing authority) resulting from Tenant's failure to comply with its obligations under this Section or under any agreement entered into by Tenant with the City of Indianapolis and/or other applicable governmental authorities with respect to the Tax Abatement (collectively, the "Tax Abatement Agreements").

(b) Landlord agrees not to commence construction of Woodland VI prior to April 10, 2006. Immediately upon execution of this Lease, Tenant shall prepare and file any required applications, forms, resolutions, agreements or other materials, whether for or on behalf of Tenant or Landlord. To permit Tenant to take the actions necessary to obtain and maintain property tax abatement deductions on the Woodland VI, Landlord shall (i) upon reasonable notice from Tenant, execute such tax abatement applications, forms, resolutions, agreements, and other materials provided the same shall be in a form reasonably acceptable to Landlord; (ii) upon reasonable notice from Tenant, provide Tenant with information in its possession with respect to the Woodland VI necessary to prepare such applications, forms, resolutions, agreements and other materials; (iii) upon reasonable notice from Tenant, either appear or authorize Tenant to appear on behalf of Landlord at any public hearing related to obtaining or maintaining real estate tax abatement on the Woodland VI; and (iv) shall forward to Tenant promptly upon receipt any notice of assessment or change in assessment relating to the Woodland VI. Notwithstanding the forgoing in this Section 16.26, Landlord shall not be required to enter into any agreement or take any other action whereby Landlord would have any liability to the City of Indianapolis or other applicable governmental authority under the Tax Abatement Agreements as a result of Tenant's failure to comply with its obligations thereunder or otherwise. This Section 16.26 shall survive the expiration or earlier termination of the Lease.

Section 16.27. Termination Option. Provided that (a) no Default has occurred which remains uncured, (b) Tenant originally named herein or a Permitted Transferee remains in possession of and has been continuously operating (once having taken possession of the applicable portion of the Additional Space as provided in Section 2(b)B hereof) in the entire Additional Space from the First Takedown Space Commencement Date through the effective date of the First Termination Option or Second Termination Option, as applicable, (c) either (i) all of Tenant's stock is acquired by an unaffiliated person or entity (an "Unaffiliated Third Party") or (ii) substantially all of Tenant's assets are acquired by an Unaffiliated Third Party, and (iv) neither Tenant, the Unaffiliated Third Party or any affiliates thereof continue to have operations (including the leasing or owning of any property for purposes of conducting business) in Marion County, Indiana or any of the immediately surrounding counties, Tenant shall have the right to terminate the Lease with respect to the Additional Space and any other space leased in Woodland VI or Woodland I effective as of either (1) the end of the fifth (5th) year of the Lease Term for the Additional Space (the "First Termination Option"), or (2) the end of the eighth (8th) year of the Lease Term for the Additional Space (the "Second Termination Option"). For purposes of this Section 16.27, any officer or director of Tenant or its affiliates shall be considered an affiliated party. In order to exercise either such termination right, Tenant shall notify Landlord of such exercise in writing at least twelve (12) months prior to the effective date of such termination, and together with such notice, Tenant shall deliver to Landlord, as an agreed upon termination fee, an amount equal to fifty percent (50%) of the gross rent (i.e. all Minimum Annual Rent and Additional Rent) that would have been paid by Tenant over the balance of the Lease Term for the Additional Space and any other space leased by Tenant at Woodland VI and/or Woodland I had Tenant not exercised its termination option. With respect to the First Termination Option (assuming that Tenant does not exercise its option to lease any of the Offer Space or otherwise lease additional space in Woodland VI or Woodland I), Landlord estimates that the termination fee would be approximately $4,520,975.75. With respect to the Second Termination Option (assuming that Tenant does not exercise its option to lease any of the Offer Space or otherwise lease any space in Woodland VI or Woodland I), Landlord estimates that the termination fee would be approximately $1,808,390.30. Such payment is made in consideration for Landlord's grant of the forgoing option to terminate to compensate Landlord for rental and other concessions given to Tenant and for other good and valuable consideration. The termination fee does not constitute payment of rent to Landlord. If Tenant fails to notify Landlord by the deadline set forth above, for the First Termination Option or the Second Termination Option, as applicable, Tenant shall have waived the applicable termination right for the remainder of the term of the Lease and any extensions thereof."

26. Patriot Act. Each of Landlord and Tenant, each as to itself, hereby represents its compliance with all applicable anti-money laundering laws, including, without limitation, the USA Patriot Act, and the laws administered by the United States Treasury Department's Office of Foreign Assets Control, including, without limitation, Executive Order 13224 ("Executive Order"). Each of Landlord and Tenant further represents (i) that it is not, and it is not owned or controlled directly or indirectly by any person or entity, on the SDN List published by the United States Treasury Department's Office of Foreign Assets Control and (ii) that it is not a person otherwise identified by government or legal authority as a person with whom a U.S. Person is prohibited from transacting business. As of the date hereof, a list of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

27. Amendment of Section 6.01. Services to be Provided. Section 6.01 of the Lease is hereby amended to provide that the second sentence thereof applies only to Woodland V..

28. Broker. Tenant represents and warrants that, except for Meridian Real Estate Services representing Tenant, no other real estate broker or brokers were involved in the negotiation and execution of this Amendment on behalf of Tenant and that Tenant is responsible for paying such broker. Landlord represents and warrants that, except for Duke Realty Services, LLC representing Landlord, no other real estate broker or brokers were involved in the negotiation and execution of this Amendment on behalf of Landlord and that Landlord is responsible for paying such broker. Each party shall indemnify the other and hold it harmless from any and all liability for the breach of any such representations and warrants on its part and shall pay any compensation to any other broker or person who may be deemed or held to be entitled thereto as a result of such indemnifying party's action.

29. Representations.

(a) Tenant hereby represents that (i) Tenant is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Tenant is authorized to do business in the State where the Building is located; and (iii) the individual(s) executing and delivering this Amendment on behalf of Tenant has been properly authorized to do so, and such execution and delivery shall bind Tenant to its terms.

(b) Landlord hereby represents that (i) Landlord is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Landlord is authorized to do business in the State where the Building is located; and (iii) the individual(s) executing and delivering this Amendment on behalf of Landlord has been properly authorized to do so, and such execution and delivery shall bind Landlord to its terms. Landlord represents that Woodland VI is properly zoned for the Permitted Use.

30. Examination of Amendment. Submission of this instrument for examination or signature to Tenant does not constitute a reservation or option, and it is not effective until execution by and delivery to both Landlord and Tenant.
31. Definitions. Except as otherwise provided herein, the capitalized terms used in this Amendment shall have the definitions set forth in the Lease.

32. Incorporation. This Amendment shall be incorporated into and made a part of the Lease, and all provisions of the Lease not expressly modified or amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed on the day and year first written above.

LANDLORD:

DUKE REALTY LIMITED PARTNERSHIP,
an Indiana limited partnership

By: Duke Realty Corporation,
its general partner

By: /s/ Jennifer K. Burk
Jennifer K. Burk
Senior Vice President
Indiana Office Group

TENANT:

INTERACTIVE INTELLIGENCE, INC.,
an Indiana corporation

By: /s/ Stephen R. Head
Printed: Stephen R. Head
Title: CFO

STATE OF Indiana              )
                 ) SS:
COUNTY OF Marion            )

Before me, a Notary Public in and for said County and State, personally appeared Stephen R. Head, by me known and by me known to be the CFO of Interactive Intelligence, Inc., an Indiana corporation, who acknowledged the execution of the foregoing "Third Lease Amendment" on behalf of said corporation.

WITNESS my hand and Notarial Seal this 19th of June, 2007.

/s/ Traci L. Shaw
Notary Public

Traci L. Shaw
Printed Signature

My Commission Expires: March 14, 2015

My County of Residence: Boone